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                                      EXHIBIT A

    Due to the financial condition of the Company, it is acknowledged that the Company may not be in a position to fully pay the management fee set forth in
Section 5.1 of the Agreement when due (the "Management Fee"), and therefore it is agreed as follows:

    1. At the end of each calendar quarter during the Term (including for this purpose the quarter ending March 31, 1996), the Company's "current assets", as hereinafter defined, shall be determined. "Current assets" shall mean the total, on the last day of the quarter in question, of: (i) cash or cash equivalents on hand; plus (ii) contract and/or accounts receivable due the Company which are due and collectible within the following twelve months. The Company's Chief Executive Officer or Chief Financial Officer shall certify to the Board the amount of the Company's current assets within 10 days after the end of each quarter.

    2. With respect to each calendar quarter during the Term, the following percentage of the Management Fee shall be paid:

    (a) 0% if the current assets as of the end of the previous calendar quarter are less than $500,000; or

    (b) 33 1/3% if the current assets as of the end of the previous calendar quarter are more than $500,000 but less than $1,000,000; or

    (c) 66 2/3% if the current assets as of the end of the previous calendar quarter are more than $1,000,000 but less than $1,500,000; or

    (d) 100% if the current assets as of the end of the previous calendar quarter are more than $1,500,000.

    3. Any portion of the Management Fee otherwise due which is not paid as a result of the conditions imposed under Paragraph 2 of this Exhibit A shall accrue (the "Shortfall"). At the end of each calendar quarter the Company shall issue a promissory note for the Shortfall (the "Note"), which Note shall be due and payable within twelve months of the date of issue, and which shall bear interest at two percentage points per annum over the prime rate of interest in New York on the date of issue.

    4. Each Note issued hereunder shall provide that the holder shall have the option, at any time prior to payment in full of the Note, to exchange any portion or all of the then remaining balance of such Note for newly issued common stock of the Company. Such exchange shall be based on the outstanding principal and interest on the Note on the date of the exchange and the average closing bid price of the Company's common stock for the most recent ten days in which stock traded. Any such stock, when issued, shall carry the most favorable anti-dilution, "piggyback" registration and such other rights as may then, or thereafter, apply to any other issued common stock of the Company and/or to any options or warrants to purchase stock of the Company.